Exhibit 99.1

COMPANY CONTACTS
Russell Skibsted	Paul Arndt
Chief Business Officer	Senior Manager, Investor Relations
949-788-6700x234	949-788-6700x216
SPECTRUM PHARMACEUTICALS ANNOUNCES SECOND QUARTER 2009 CORPORATE UPDATE
•	Strong Cash Position to Continue to Execute on Business Plan With $106M in Cash, Equivalents, and Financing Receivable as of June 30, 2009

•	$8.1M in 2Q09 Revenue

•	2Q09 ZEVALIN® Net Sales vs. 1Q09 ZEVALIN Net Sales Up 25%

•	FDA Decision on sBLA for ZEVALIN in First Line non-Hodgkin’s Lymphoma Expected By September 7th

•	FDA Decision on sNDA for FUSILEV™ in Metastatic Colorectal Cancer Expected By October 8th
IRVINE, California — August 13, 2009 — Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI), a commercial-stage biotechnology company with a primary focus in oncology, today reported financial results for the second quarter ended June 30, 2009.
“During the quarter, we made significant progress toward stabilizing, and ultimately growing, ZEVALIN® sales, even before its approval in the first line setting,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “We continue to expect favorable regulatory decisions on both ZEVALIN and FUSILEV’s PDUFAs in September and October, respectively.”
Second Quarter Results Ended June 30, 2009
Consolidated revenue of $8.1 million was comprised of product sales of $6.0 million — $3.3 million from ZEVALIN and $2.7 million from FUSILEV — and $2.1 million attributable to the amortization of the Allergan licensing fee. This compares to $20.7 million in one-time, non-recurring revenue in the same period of 2008. The Company recorded a net loss of $9.7 million, or ($0.28) per share, compared to net income of $10.7 million, or $0.34 per share, in the second quarter of 2008. Research and development expenses were $7.3 million, as compared to $6.7 million in the same period of 2008, a $0.6 million, or 9.0% increase, mainly due to the amortization of purchased intangibles of ZEVALIN. Selling, general and administrative expenses were $9.2 million, a $6.0 million increase, compared to the $3.2 million in the same period in 2008, attributable to the commercialization of ZEVALIN and FUSILEV.
Six-Month Results Ended June 30, 2009
Consolidated revenue of $22.3 million was comprised of product sales of $18.1 million — $5.9 million from ZEVALIN and $12.2 million from FUSILEV — and $4.2 million attributable to the amortization of the Allergan licensing fee. This compares to $20.7 million in one-time, non-recurring revenue in the same period of 2008. The Company recorded a net loss of $9.1 million, or ($0.27) per share, compared to net income of $2.0 million, or $0.06 per share, in the same period of 2008. Research and development expenses were $13.9 million, as compared to $13.1 million in the same period of 2008, a $0.8 million, or 6% increase, mainly due to the amortization of purchased intangibles of ZEVALIN. Selling, general and administrative expenses were $15.5 million, a $9.7 million increase, compared to the $5.8 million in the same period in 2008, attributable to the commercialization of ZEVALIN and FUSILEV.
Net cash provided by operations in the six month period ended June 30, 2009 was $4.3 million. The positive operating cash flows are primarily due to sales of FUSILEV, arbitration proceeds related to ZEVALIN, and the contribution to research and development expenses by Allergan, Inc.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

During the second quarter ended June 30, 2009, the company sold 8.5 million shares of common stock for $51 million in gross proceeds. As of June 30, 2009, the Company had cash, cash equivalents, marketable securities, and financing proceeds receivable of $106 million, compared to $64 million as of March 31, 2009. As of August 7, 2009, there were 42 million shares issued and outstanding.

*	All numbers above are approximates.
Value Drivers in the Next 12-18 Months:
ZEVALIN
•	September 7, 2009 PDUFA action date for 1st line NHL consolidation therapy; and,

•	Establish reimbursement standards in concert with Centers for Medicare and Medicaid Services (CMS) by early 2010.
FUSILEV
•	October 8, 2009 PDUFA action date for advanced metastatic colorectal cancer. Apaziquone (EOquin®)

•	Complete enrollment in ongoing phase 3 registrational trials by year end;
•	Enrolled more than 1,200 patients to date,
•	Initiate trials in BCG-Failure bladder cancer by year end; and,

•	Sign an Asian partnership by year end.
Conference Call
Thursday, August 13, 2009 @ 12:00p.m. Eastern/9:00 a.m. Pacific

Domestic:	888-359-3613
International:	719-325-2392
Webcast and replays: www.spectrumpharm.com.
Audio replays will be available through August 27, 2009.

Domestic:	888-203-1112, passcode 1662447
International:	719-457-0820, passcode 1662447
About ZEVALIN® (ibritumomab tiuxetan)
ZEVALIN® is a form of cancer therapy called radioimmunotherapy and is indicated as part of the ZEVALIN therapeutic regimen for treatment of relapsed or refractory, low-grade or follicular B-cell NHL, including patients with rituximab-refractory follicular NHL. ZEVALIN is also indicated, under accelerated approval, for the treatment of relapsed or refractory, rituximab-naïve, low-grade and follicular NHL. It was approved by the FDA in February of 2002 as the first radioimmunotherapeutic agent for the treatment of NHL.
For more information on ZEVALIN, patients and healthcare professionals can visit www.ZEVALIN.com.
About FUSILEV™ (levoleucovorin) for Injection
FUSILEV™, a novel folate analog, is available in 50-mg vials of freeze-dried powder. It is the pharmacologically active isomer of leucovorin. FUSILEV rescue is indicated after high-dose methotrexate therapy in osteosarcoma. FUSILEV is also indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV (levoleucovorin or (6S)-leucovorin) is the only commercially available formulation comprised only of the pharmacologically active isomer of leucovorin.
Full prescribing information can be found at www.FUSILEV.com.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

About Spectrum Pharmaceuticals
We are a commercial-stage biotechnology company with a focus in oncology. Our strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for our approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in our areas of focus; and, leveraging the expertise of partners around the world to assist us in the execution of our strategy. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, establishing a commercial organization for our approved drugs, continuing to build our team, leveraging the expertise of partners around the world to assist us in the execution of our strategy, the safety and efficacy of FUSILEV and ZEVALIN, that we continue to expect favorable regulatory decisions on both ZEVALIN and FUSILEV’s PDUFAs in September and October, respectively, establishing reimbursement standards in concert with Center for Medical Services (CMS) for ZEVALIN in early 2010, completing enrollment for apaziquone in the two ongoing registrational Phase 3 clinical trials for non-muscle-invasive bladder cancer by year end, initiating trials for apaziquone in BCG-Failure bladder cancer by year end, that we will sign an Asian partnership for apaziquone by year end and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC. ™, TURNING INSIGHTS INTO HOPE™, FUSILEV™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc. ZEVALIN® is a registered trademark of RIT Oncology LLC, a subsidiary of Spectrum Pharmaceuticals, Inc. EOquin is a registered trademark of Allergan, Inc.
© 2009 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)
Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues	$8,141	$20,676	$22,305	$20,676

Operating expenses:
Cost of product sold	1,439	—	3,273	—
Research and development	7,341	6,747	13,945	13,129
Selling, general and administrative	9,192	3,230	15,543	5,815

Total operating expenses	17,972	9,977	32,761	18,944

Income / (Loss) from operations	(9,831)	10,699	(10,456)	1,732

Other income, net	125	(21)	229	280

Loss before minority interest in consolidated entities	(9,706)	10,678	(10,227)	2,012
Minority interest in net loss of consolidated subsidiary	—	—	1,146	—

Net income (loss)	$(9,706)	$10,678	$(9,082)	$2,012

Basic and diluted net loss per share	$(0.28)	$0.34	$(0.27)	$0.06

Diluted	$(0.28)	$0.34	$(0.27)	$0.06

Basic and diluted weighted average common shares outstanding	34,582,640	31,462,522	33,517,002	31,366,902

Diluted	34,582,640	31,869,079	33,517,002	31,822,132

Summary Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2009	2008
Cash, cash equivalents, marketable securities and financing funds receivable	$106,055	$78,086

Accounts Receivable, net	1,531	5,002
Inventory	2,355	1,841
Other current assets	661	693

Total current assets	110,602	85,622
Intangible Assets, net	35,143	37,042
Property and equipment, net and other assets	1,944	2,071

Total assets	$147,689	$124,735

Total liabilities	$65,171	$70,854
Commitments & Contingencies	—	—
Minority Interest	—	14,262
Stockholders’ equity	82,518	39,619

Total liabilities and stockholders’ equity	$147,689	$124,735

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI